EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1, Post Effective Amendment No. 1, and the related Prospectus of Firemans Contractors, Inc. for the registration of 27,305,000 of the Company’s common shares and to the inclusion therein of our report dated September 28, 2011, with respect to the financial statements of Firemans Contractors, Inc. as of June 30, 2011 and 2010, and for the year ended June 30, 2011 and the period from August 21, 2009 (Inception) through June 30, 2010, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP
Whitley Penn LLP
Dallas, Texas
September 28, 2011